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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K





                                 CURRENT REPORT

     Pursuant to Section 13 to 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): April 21, 1997



                           MOLECULAR BIOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                          Delaware 1-10546 36-30878632
              (State or other juris- (Commission file (IRS employer
            diction of incorporation) number) identification number)



              10030 Barnes Canyon Road, San Diego, California 92121
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (619) 452-0681


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Item 5. Other Events.

     (1)  Stay of Action by the FDA

     On April 21, 1997, United States District Judge Paul L. Friedman of the United States District Court for the District of Columbia entered an order enjoining the United States Food and Drug Administration (the "FDA") from continuing any approval or review procedures relating to the Company's pre-market approval application ("PMA") for FS069, the Company's second-generation contrast agent for cardiac ultrasound imaging, until 10 days after the FDA resolves the merits of citizen petitions previously filed with the FDA by plaintiffs, Bracco Diagnostics, Inc., DuPont Merck Pharmaceutical Company, ImaRx Pharmaceutical Corp. and Sonus Pharmaceuticals, Inc. These citizen petitions requested the FDA to regulate all ultrasound imaging contrast agents either as drugs (as the plaintiffs' contrast agents under development are currently classified) or as medical devices (as the Company's ALBUNEX(R) and FS069 are currently classified). On February 24, 1997, the FDA's advisory Radiological Devices Panel had recommended approval of the Company' PMA for FS069.

     As described in Judge Friedman's opinion accompanying his order, the purpose of the order is to grant "a limited injunction to preserve the status quo pending a decision by the FDA as to how to treat all ultrasound contrast agents, whether as medical devices or as drugs, or to provide a rational explanation for the different treatment of the products at issue." Judge Friedman's order thus identically enjoins the FDA from continuing any approval or review procedures relating to any of the plaintiffs' respective products until 10 days after the FDA resolves the merits of the plaintiffs' citizens petitions.

     A copy of the Company's press release with respect to the stay of action by the FDA is attached to this Report as Exhibit 10.1.

     (2) Brand Name Announced for FS069

     On May 7, 1997, the Company and Mallinckrodt, Inc., jointly announced that if and when approved for sale by the FDA, FS069 will be marketed in the United States under the brand name, "OPTISON(TM)." Mallinckrodt, Inc. is the Company's licensee for marketing and distributing ALBUNEX(R) and OPTISON(TM) throughout the world (except for Japan, Korea and Taiwan).

     A copy of Mallinckrodt's press release with respect to the brand name for FS069 is attached to this Report as Exhibit 10.2.

     (3) Patent Matters

     The Company has become aware of several United States patents issued to other companies covering various attributes of perfluorocarbon-containing imaging agents such as OPTISON(TM). Certain of these companies also are pursuing foreign patent protection. Some of these companies are developing or may be developing ultrasound contrast imaging agents that would compete with OPTISON(TM).

     The patents and patent applications of these other companies involve a number of complex legal and factual issues that are currently unresolved. The Company believes that there may be a substantial overlap among many of the claims in their patents and that it is likely that there will be administrative proceeding or litigation in the United States and abroad to adjudicate their conflicting rights. The Company believes that it could become a party to one or more of these actions, which could take several years to conclude and could result in a substantial cost to the Company.


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     The Company believes that, for a variety of reasons, its  commercialization of OPTISON(TM) will not infringe any valid patent held by one of these other companies. Depending upon the particular patent claim, these reasons include (i) differences between OPTISON(TM) and the subject of the claim, (ii) the invalidity of the claim due to the existence of prior art, (iii) the inadequacy of the claim's specifications and (iv) lack of enablement. The Company intends to challenge the validity of any such patent granted to one of the other companies if the patent is asserted against the Company, and the Company will enforce its own patents if any product of one of the other companies infringes the Company's patent claims.

     If any patent granted to one of the other companies is asserted against the Company, litigation or administrative proceedings may be necessary to defend the Company against infringement claims or to determine the priority, scope and validity of the other company's proprietary rights. Any such litigation or administrative proceedings could result in a substantial cost to the Company; and given the complexity of the legal and factual issues, the inherent vicissitudes and uncertainty of litigation, and other factors, there can be no assurance of a favorable outcome. An unfavorable outcome could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that, in the event of an unfavorable outcome, the Company would be able to obtain a license to any proprietary rights that may be necessary to commercialize OPTISON(TM), either on acceptable terms or at all. If the Company were required to obtain a license necessary to commercialize OPTISON(TM), the Company's failure or inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations.


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                                    Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  May 9, 1997


     Molecular Biosystems, Inc.




     By  /s/ Gerard A. Wills
         Gerard A. Wills
         Vice President, Finance
            and Chief Financial Officer


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                                  Exhibit Index


                                                                   Sequentially
                                                                       Numbered
Exhibit            Description                                             Page

10.1               Press release (April 22, 1997)                             6
10.2               Press release (May 7, 1997)                                8


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